JPMORGAN CHASE & CO.

Filed Pursuant to Rule 433

Registration No.333-146731
Dated: April 1, 2009

Pricing Term Sheet

This term sheet supplements the information set forth under "Description of the Notes" in the Prospectus Supplement, subject to completion, dated March 31, 2009 to the Prospectus dated October 16, 2007.
Issuer:	JPMorgan Chase & Co.
Guarantor:	Federal Deposit Insurance Corporation ("FDIC")
Security:	2.125% Guaranteed Notes due 2012
Guarantee:

The Notes are guaranteed under the FDIC's Temporary Liquidity Guarantee Program and are backed by the full faith and credit of the United States. The details of the FDIC guarantee are provided in the FDIC's regulations, 12 CFR Part 370, and the FDIC's website, www.fdic.gov/tlgp. The expiration date of the FDIC's guarantee is the earlier of the maturity date of the debt or December 31, 2012

Aaa/AAA/AAA
Currency:	USD
Size:	$2,300,000,000
Offering Type:	SEC Registered Senior
Maturity:	December 26, 2012
Coupon:	2.125%
Interest Payment Dates:	Semi-Annually
Day Count Convention:	30/360
Spread to Benchmark Treasury:	+100.1bps
Benchmark Treasury:	1.375% US Treasury due 3/12
Benchmark Treasury Spot and Yield:	100-20 3/4 ; 1.151%
Price to Public:	99.905% of face amount
Yield to maturity:	2.152%
Proceeds (Before Expenses) to Issuer:	$2,290,915,000 (99.605%)
Interest Payment Dates:	June 26 and December 26 of each year, commencing June 26, 2009
Trade Date:	April 1, 2009
Settlement Date:	April 6, 2009 (T+3)
Denominations	$2,000 x $1,000
CUSIP/ISIN:	481247AM6 / US481247AM66
Sole Bookrunner:	J.P. Morgan Securities Inc.
Co-Managers :	Blaylock Robert Van, LLC KeyBanc Capital Markets Inc. The Williams Capital Group, L.P. Wells Fargo Securities, LLC

JPMorgan Chase & Co. has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the Securities and Exchange Commission, or SEC, relating to the Notes. Before you invest, you should read this term sheet, the registration statement, prospectus, prospectus supplement, and any other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information regarding the FDIC guarantee, JPMorgan Chase & Co., and this offering. You can get the documents that JPMorgan Chase & Co. has filed with the SEC relating to this offering without cost by visiting the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and supplemental prospectus if you request them by calling collect 1-212-834-4533.